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Exhibit 5.1

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002
713.229.1234

August 4, 2004

Pioneer Drilling Company
9310 Broadway, Bldg. 1
San Antonio, Texas 78217

  Re:
  Pioneer Drilling Company Registration Statement on Form S-1

Ladies and Gentlemen:

        As set forth in the Registration Statement on Form S-1, as amended (Registration No. 333-117279 (the "Registration Statement") filed by Pioneer Drilling Company, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer and sale (1) by the Company of up to 4,600,000 shares of common stock, par value $0.10 per share, of the Company ("Common Stock"), and (2) by the selling shareholders identified in the Registration Statement (the "Selling Shareholders") of up to 5,269,320 shares of Common Stock, we are passing upon certain legal matters for the Company in connection with those shares. The shares of Common Stock to be offered and sold by the Company and the shares of Common Stock to be offered and sold by the Selling Shareholders under the Registration Statement, collectively, are referred to as the "Shares." At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

        We understand that the Shares are to be sold by the Company and by the Selling Shareholders pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement.

        In our capacity as counsel to the Company in the connection referred to above, we have examined the originals, or copies certified or otherwise identified, of (1) the articles of incorporation and amended and restated bylaws, each as amended to date, of the Company and (2) such corporate records, including minute books, certificates of public officials, statutes and other instruments and documents as we have deemed relevant and necessary as a basis for the opinion we hereinafter express. In giving such opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the factual matters those certificates cover or contain, and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or reproduced copies conform to the original copies of those documents and those original copies are authentic and complete.

        On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

        1.     The Company is a corporation duly incorporated under the laws of the State of Texas.

        2.     When offered as described in the Registration Statement, and upon the sale of the Shares in accordance with the terms and provisions of the Underwriting Agreement and as described in the Registration Statement, the Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

        This opinion is limited to the laws of the State of Texas as currently in effect.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/  BAKER BOTTS L.L.P.

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  Exhibit 5.1